UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 22, 2015 (December 22, 2015)

USG Corporation

(Exact name of registrant as specified in its charter) Commission File Number: 1-8864
Delaware	36-3329400
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
550 West Adams Street, Chicago, Illinois	60661-3676
(Address of principal executive offices)	(Zip Code)
(312) 436-4000
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 22, 2015, USG Ventures-Europe GmbH (“USG Ventures”), an indirect wholly owned subsidiary of USG Corporation (“USG”), completed the disposition of its 50% share of Knauf/USG Verwaltungs GmbH and Knauf/USG Systems GmbH & Co. KG (collectively, the “Knauf-USG Joint Venture”) to Knauf Aquapanel GmbH (“Knauf”) for a total price of €48 million in cash, or approximately $52.4 million using the exchange rate as of December 22, 2015. The Knauf-USG Joint Venture has manufactured and distributed Aquapanel® brand cement panels throughout Europe (excluding Turkey) and all countries that were part of the former Soviet Union since 2001. The sale was consummated in accordance with the terms of the previously disclosed Purchase Agreement dated as of September 15, 2015 by and among USG, USG Ventures, Knauf, and the Knauf-USG Joint Venture.

USG’s equity method income in the Knauf-USG Joint Venture amounted to $2 million for the year ended December 31, 2014. USG anticipates recording a gain of approximately $5 million on the disposition.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related expectations about future conditions. These forward-looking statements include, among others, expectations about the anticipated gain to be recorded by USG as a result of the consummation of USG Ventures’ disposition of its interest in the Knauf-USG Joint Venture. These forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will” or other similar words, or the negative of these terms. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties are discussed in more detail under the heading “Risk Factors” in USG's annual report on Form 10-K for the fiscal year ended December 31, 2014 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2015. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. USG has no obligation and makes no undertaking to update or revise any forward-looking information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USG CORPORATION Registrant

Date: December 22, 2015	By:	/s/ Stanley L. Ferguson
Stanley L. Ferguson,
Executive Vice President and General Counsel